As filed with the Securities and Exchange Commission on December 16, 2022

Registration Statement No. 333-268061

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

Registration Statement No. 333-268061

UNDER

THE SECURITIES ACT OF 1933

Warner Bros. Discovery, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	35-2333914
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

230 Park Avenue South New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

WarnerMedia 401(k) Savings Plan

(Full Title of the Plan)

Savalle Sims

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

(Name and Address of Agent for Service)

212-548-5555

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐

Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

On October 28, 2022, Warner Bros. Discovery, Inc., a Delaware corporation (the “Company”) filed a Registration Statement on Form S-8 (No. 333-268061) (the “Registration Statement”) with the U.S. Securities and Exchange Commission registering shares of the Company’s Series A common stock, par value $0.01 per share (the “Common Stock”), offered under the WarnerMedia 401(k) Savings Plan (the “Plan”).

The Company has ceased offering Common Stock as an investment option under the Plan. This Post-Effective Amendment to the Registration Statement is being filed in order to deregister all shares of Common Stock that were registered under the Registration Statement that remain unsold and unissued under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Warner Bros. Discovery, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 16, 2022.

Warner Bros. Discovery, Inc.

By:	/s/ Savalle Sims
Name: Savalle Sims
Title: General Counsel

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.